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                                                                    EXHIBIT 1.1

                                                                  Execution Copy


                             SCHOLASTIC CORPORATION

                                  $175,000,000

                                5% NOTES DUE 2013

                               PURCHASE AGREEMENT

                                                                   April 2, 2003

Salomon Smith Barney Inc.
Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.
As Representatives of the Initial Purchasers
c/o Salomon Smith Barney Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

     INTRODUCTORY. Scholastic Corporation, a Delaware corporation ("COMPANY"), proposes to issue and sell to the several parties named in Schedule I hereto (the "INITIAL PURCHASERS"), for whom you (the "REPRESENTATIVES") are acting as representatives, $175,000,000 principal amount of its 5% Notes Due 2013 (the "SECURITIES"). The Securities are to be issued under an indenture (the "INDENTURE") to be dated as of April 4, 2003, between the Company and Citibank, N.A., as trustee (the "TRUSTEE"). The Securities have the benefit of a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT"), to be dated as of April 4, 2003, between the Company and the Initial Purchasers, pursuant to which the Company has agreed, among other things, to file a registration statement with the Commission, registering the Securities or the Exchange Securities (as defined in the Registration Rights Agreement) under the Act, and the Company will agree to conduct the Exchange Offer (as defined in the Registration Rights Agreement) pursuant to the terms thereof. To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 16 hereof.

     The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

     In connection with the sale of the Securities, the Company will prepare an offering memorandum, dated April 2, 2003, (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the "OFFERING MEMORANDUM"). The Offering Memorandum sets forth certain information concerning the Company and the Securities. The Company hereby confirms that it has authorized the use of the Offering Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms "amend", "amendment" or "supplement" with respect to the

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Offering Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time which is incorporated by reference therein.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to, and agrees with, each Initial Purchaser that:

        (a) At the Execution Time, on the Closing Date (as defined in Section 4) and on any settlement date, the Offering Memorandum did not, and will not (and any amendment or supplement thereto, at the date thereof, at the Closing Date and on any settlement date, will not), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Offering Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein.

        (b) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

        (c) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

        (d) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

        (e) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf has engaged in any directed selling efforts with respect to the Securities, and each of them has complied with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

        (f) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated by this Agreement).

        (g) The Company has not taken, directly or indirectly, any action designed to cause or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

        (h) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Memorandum; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

        (i) Each of the material subsidiaries of the Company listed on Exhibit A hereto (the "MATERIAL SUBSIDIARIES") has been duly incorporated and is an existing corporation in good standing under the laws of its jurisdiction of incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Memorandum; and each Material Subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below); all of the issued and outstanding capital stock of each Material

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     Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each Material Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

        (j) This Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company and the Registration Rights Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (k) The Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute, and the Securities have been duly authorized and when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Company and will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and the Securities will conform in all material respects to the description thereof contained in the Offering Memorandum.

        (l) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Indenture, as the case may be, in connection with the issuance and sale of the Securities by the Company, except such as will be obtained and made under the Act and the Trust Indenture Act and such as may be required under state securities laws.

        (m) The execution, delivery and performance of this Agreement, the Registration Rights Agreement, and the Indenture and the issuance and sale of the Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any Material Subsidiary of the Company or any of their properties, or any agreement or instrument to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary is bound or to which any of the properties of the Company or any Material Subsidiary is subject, or the charter or by-laws of the Company or any Material Subsidiary, except for such breaches or violations that will not have a Material Adverse Effect (as defined below); and the Company has full power and authority to authorize, issue and sell the Securities as contemplated by this Agreement.

        (n) The Company and its Material Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property, except such rights as are not, individually or in the aggregate, materially important to the business conducted or proposed to be conducted by them as described in the Offering Memorandum (collectively, "INTELLECTUAL PROPERTY RIGHTS"), necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that would individually or in the aggregate be reasonably likely to have a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole ("MATERIAL ADVERSE EFFECT").

        (o) Except as disclosed in the Offering Memorandum, there are no pending actions, suits or proceedings against or affecting the Company, any of its Material Subsidiaries or any of their respective properties that would individually or in the aggregate be reasonably likely to have a

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     Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, the Registration Rights Agreement and the Indenture or which are otherwise material in the context of the sale of the Securities; and no such actions, suits or proceedings are threatened or, to the Company's knowledge, contemplated.

        (p) Except as disclosed in the Offering Memorandum, since the date of the latest audited financial statements included in the Offering Memorandum there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Offering Memorandum, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

        (q) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Offering Memorandum, will not be an "investment company" or an entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act.

     3. PURCHASE AND SALE. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.977% of the principal amount thereof, plus accrued interest, if any, from April 2, 2003 to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser's name in Schedule I hereto.

     4. DELIVERY AND PAYMENT. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on April 4, 2003, or at such time on such later date (not later than April 11, 2003) as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the "CLOSING DATE"). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in immediately available funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

     5. OFFERING BY INITIAL PURCHASERS. Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

     (a) It has not offered or sold, and will not offer or sell, any Securities except (i) to those it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Act) and that, in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale is being made in reliance on Rule 144A; or (ii) in accordance with the restrictions set forth in Exhibit B hereto.

     (b) Neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States.

     (c) It is a "qualified institutional buyer" within the meaning of Rule 144A under the Act and an "accredited investor" within the meaning of Rule 501(a) under the Act.

     6. CERTAIN AGREEMENTS OF THE COMPANY. The Company agrees with the several Initial Purchasers that:

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        (a) The Company will advise the Representatives promptly of any proposal to amend or supplement the Offering Memorandum and will afford the Representatives a reasonable opportunity to comment on any such proposed amendment or supplement.

        (b) If, at any time prior to the completion of the sale of Securities by the Initial Purchasers (as determined by the Representatives), any event occurs as a result of which the Offering Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Offering Memorandum to comply with applicable law, the Company promptly will notify the Representatives of such event and will promptly prepare at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives' consent to, nor the Initial Purchasers' delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

        (c) The Company will furnish to the Initial Purchasers copies of the Offering Memorandum, including all amendments and supplements thereto, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Initial Purchasers all such documents.

        (d) The Company will arrange for the qualification of the Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution.

        (e) The Company will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them.

        (f) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

        (g) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

        (h) So long as any of the Securities are "restricted securities" within the meaning of Rule 144(a)(3) under the Act, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

        (i) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf will engage in any directed selling efforts with respect to the Securities, and each of them will comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

        (j) The Company will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or

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     otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

        (k) The Company will pay all expenses incident to the performance of its obligations under the Purchase Agreement (including the provisions of this Agreement), the preparation, printing and reproduction of the Offering Memorandum and each amendment or supplement thereto, the issuance of the Securities and the fees of the Trustee, for any filing fees or other expenses (including fees and disbursements of counsel) in connection with qualification of the Securities for sale or any determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Securities, for any travel expenses of the Company's officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of Securities and for expenses incurred in distributing the Offering Memorandum or any amendments or supplements to the Offering Memorandum to the Initial Purchasers.

     7. CONDITIONS OF THE OBLIGATIONS OF THE INITIAL PURCHASERS. The obligations of the several Initial Purchasers to purchase and pay for the Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein at the Execution Time, the Closing Date and any settlement date pursuant to Section 4 hereof, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

          (a) On or prior to the date of this Agreement, the Representatives shall have received a letter, dated the date of delivery thereof, of Ernst & Young, LLP, confirming that they are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

                  (i) in their opinion the financial statements and any schedules and any summary of earnings examined by them and included in the Offering Memorandum comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations;

                  (ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 71, Interim Financial Information, on any unaudited financial statements included in the Offering Memorandum;

                  (iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

                          (A) the unaudited financial statements, if any, and
                  any summary of earnings included in the Offering Memorandum do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements and summary of earnings for them to be in conformity with generally accepted accounting principles;

                          (B) if any unaudited "capsule" information is
                  contained in the Offering Memorandum, the unaudited consolidated net sales, net operating income, net income and net income per share amounts or other amounts constituting such

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                  "capsule" information and described in such letter do not
                  agree with the corresponding amounts set forth in the unaudited consolidated financial statements or were not determined on a basis substantially consistent with that of the corresponding amounts in the audited statements of income;

                          (C) at the date of the latest available balance sheet
                  read by such accountants, or at a subsequent specified date not more than three business days prior to the date of the such letter, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of the Company and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net assets, as compared with amounts shown on the latest balance sheet included in the Offering Memorandum; or

                          (D) for the period from the closing date of the latest
                  income statement included in the Offering Memorandum to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement included in the Offering Memorandum, in consolidated net sales, net operating income or net income or in the ratio of earnings to fixed charges;

          except in all cases set forth in clauses (C) and (D) above for changes, increases or decreases which the Offering Memorandum discloses have occurred or may occur or which are described in such letter;

                  (iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Offering Memorandum (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company's accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

     All financial statements and schedules included in material incorporated by reference into the Offering Memorandum shall be deemed included in the Offering Memorandum for purposes of this subsection.

          (b) Subsequent to the Execution Time, there shall not have occurred
     (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of a majority in interest of the Initial Purchasers including any Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities; (ii) any downgrading in the rating of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or

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     in the over-the-counter market; (iv) any banking moratorium declared by
     U.S. Federal or New York authorities and any major disruption of settlements of securities or clearance services in the United States; or
     (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of a majority in interest of the Initial Purchasers, including the Representatives, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Securities.

          (c) The Representatives shall have received an opinion, dated the Closing Date, of Coudert Brothers LLP, counsel for the Company, to the effect that:

                          (i) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Offering Memorandum;

                          (ii) Each of Scholastic Inc. and Grolier Incorporated has been duly incorporated and is validly existing as a corporation in good standing under the laws of its state of incorporation; and all of the issued shares of capital stock of each such subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors' qualifying shares and except as otherwise set forth in the Offering Memorandum) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

                          (iii) This Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company and the Registration Rights Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                          (iv) The Indenture under which the Securities are issued has been duly authorized, executed and delivered by the Company and constitute, and the Securities have been duly authorized and when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Company and will constitute, valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and the Securities conform in all material respects to the description thereof contained in the Offering Memorandum;

                          (v) No consent, approval, authorization or order of, or filing with, any New York or United States federal governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Indenture, as the case may be, in connection with the issuance or sale of the Securities by the Company, except such as will be obtained and made under the Act and the Trust Indenture Act and such as may be required under state securities laws;

                          (vi) The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Indenture and the issuance and sale of the Securities and compliance with the terms and provisions thereof will not result in a breach or violation

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          of any of the terms and provisions of, or constitute a default under, any New York or United States Federal statute or the General Corporation Law of Delaware, any rule, regulation or order of any New York or United States Federal governmental agency or body or any court, having jurisdiction over the Company or any of its Material Subsidiaries or any of their properties, or any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument known to such counsel to which the Company or a Material Subsidiary is a party or by which the Company is bound or to which any of the properties of the Company or any of its Material Subsidiaries is subject, or the charter or by-laws of the Company, except for any breaches or violations that will not have a Material Adverse Effect; and the Company has full corporate power and authority to authorize, issue and sell the Securities as contemplated by this Agreement;

                          (vii) Scholastic Inc. is the registered owner of the trademark "Scholastic"; to the best knowledge of such counsel, neither the Company nor any of its Material Domestic Subsidiaries has received any notice of infringement of or conflict with (or knows of any such infringement or conflict with) asserted rights of others with respect to such trademark, other than such infringements or conflicts that would not, individually or in the aggregate, have a Material Adverse Effect on the business conducted or proposed to be conducted by the Company and its Material Domestic Subsidiaries as described in the Offering Memorandum;

                          (viii) The Company is not an "investment company" or an entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act required to be registered as such; and

                          (ix) The descriptions in the Offering Memorandum of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown.

                          In addition, such counsel shall state in such opinion that during the course of the preparation of the Offering Memorandum, they reviewed the Offering Memorandum, participated in conferences with representatives of the Company, its accountants and with representatives of and counsel for the Initial Purchasers, at which the contents of the Offering Memorandum and related matters were discussed, and advised the Company as to the requirements of the Act and the applicable published rules and regulations thereunder. Such counsel shall state that between the date of the Offering Memorandum and the time of delivery of their letter, they have participated in further conferences with representatives of the Company, its accountants and with representatives of the Initial Purchasers (and their counsel), at which the contents of certain portions of the Offering Memorandum and related matters were discussed, and they reviewed certificates of certain officers of the Company and letters from the Company's independent accountants.

                          Although such counsel may state that they are not passing upon or assuming any responsibility for the accuracy, completeness or fairness of any of the statements made in the Offering Memorandum, on the basis of the information which they gained in the course of rendering the services referred to above, considered in light of such counsel's understanding of the applicable law and the experience such counsel has gained through such counsel's practice in this field, they advise the Initial Purchasers that nothing which has come to the attention of such counsel in the course of such review has caused them to believe that the Offering Memorandum contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, such counsel may state that they are not expressing any opinion or belief as to the financial statements or other financial or related statistical data contained in the Offering Memorandum or the material incorporated therein by reference. Such counsel may also rely on opinions of other counsel as to matters of law other than New York law, the Delaware General Corporation Law and the federal laws of the United States.

          (e) The Representatives shall have received from Sullivan & Cromwell LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the incorporation of the Company, the validity of the Securities, the Indenture, the Registration Rights Agreement and the Offering Memorandum and other related matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

          (f) The Representatives shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that, subsequent to the date of the most recent financial statements in the Offering Memorandum, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the Offering Memorandum or as described in such certificate.

          (g) The Representatives shall have received a letter, dated the Closing Date, of Ernst & Young LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Initial Purchasers compliance with any conditions to the obligations of the Initial Purchasers under this Agreement.

     8. INDEMNIFICATION AND CONTRIBUTION. (a) The Company will indemnify and hold harmless each Initial Purchaser, its partners, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of
Section 15 of the Act, against any losses, claims, damages or liabilities, joint or several, to which such Initial Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Memorandum, or any amendment or supplement thereto, or any information provided by the Company to any holder or prospective purchaser of Securities pursuant to Section 6(h), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Initial Purchaser for any legal or other expenses reasonably incurred by such Initial Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives, if any, specifically for use therein.

     (b) Each Initial Purchaser will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Memorandum, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred. The Company acknowledges that the statements set forth in the last paragraph of the cover page regarding the delivery of the Securities, under the heading "Plan of Distribution", the paragraphs related to stabilization, syndicate covering transactions and market-making, and the names of the Initial Purchasers in the Offering Memorandum, constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Offering Memorandum (or in any amendment or supplement thereto).

     (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or behalf of an indemnified party.

     (d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers' obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

     (e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser within the meaning of the Act; and the obligations of the Initial Purchasers under this Section shall be in addition to any liability which the respective Initial Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each director and officer of the Company, and to each person, if any, who controls the Company within the meaning of the Act.

     9. DEFAULT OF INITIAL PURCHASERS. If any Initial Purchaser or Initial Purchasers default in their obligations to purchase Securities agreed to be purchased by such Initial Purchaser hereunder and the aggregate principal amount of Securities that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Securities, the Representatives may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Initial Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments under this Agreement, to purchase the Securities that such defaulting Initial Purchasers agreed but failed to purchase. If any Initial Purchaser or Initial Purchasers so default and the aggregate principal amount of Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Securities and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except as provided in
Section 10. As used in this Agreement, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section.

     10. SURVIVAL OF CERTAIN REPRESENTATIONS AND OBLIGATIONS. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Initial Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Securities by the Initial Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to
Section 6 and the respective obligations of the Company and the Initial Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Securities by the Initial Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv) or (v) of
Section 7(b), the Company will reimburse the Initial Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Securities.

     11. NOTICES. All communications hereunder will be in writing and, if sent to the Initial Purchasers, will be mailed, delivered or telegraphed and confirmed to them at their address furnished to the Company in writing for the purpose of communications hereunder or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 557 Broadway, New York, New York 10012, Attention: Charles B. Deull, Esq.

     12. SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the Company and the Initial Purchasers and their respective successors and the officers and directors and controlling persons referred to in Section 8, and, except as expressly set forth in Section 6(h) hereof, no other person will have any right or obligation hereunder.

     13. REPRESENTATION OF INITIAL PURCHASERS. Any Representatives will act for the Initial Purchasers in connection with the financing described herein, and any action under this Agreement taken by the Representatives jointly or individually will be binding upon all the Initial Purchasers.

     14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

     15. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to the Purchase Agreement or the transactions contemplated thereby.

     16. DEFINITIONS. The terms which follow, when used in this Agreement, shall have the meanings indicated.

"Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Affiliate" shall have the meaning specified in Rule 501(b) of Regulation D.

"Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

"Commission" shall mean the Securities and Exchange Commission.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Execution Time" shall mean, the date and time that this Agreement is executed and delivered by the parties hereto.

"Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

"NASD" shall mean the National Association of Securities Dealers, Inc.

"Regulation D" shall mean Regulation D under the Act.

"Regulation S" shall mean Regulation S under the Act.

"Trust Indenture Act" shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

                                         Very truly yours,

                                         Scholastic Corporation

                                         By  /s/ Kevin J. Mcenery
                                            ------------------------------
                                         Name:  Kevin J. McEnery
                                         Title: Chief Financial Officer
                                                and Executive Vice President

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Salomon Smith Barney Inc.
Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.

By:  Salomon Smith Barney Inc.

By  /s/ Celine M. Armstrong
   ----------------------------
Name:  Celine M. Armstrong
Title: Vice President

For themselves and the other several Initial
Purchasers named in Schedule I to
the foregoing Agreement.

                                   SCHEDULE I

                                                                 Principal Amount of
                                                                   Firm Securities
         Initial Purchasers                                        to be Purchased
--------------------------------------------------------------   -------------------
Salomon Smith Barney Inc. ....................................     $      68,250,000
Credit Suisse First Boston LLC ...............................     $      49,875,000
J.P. Morgan Securities Inc. ..................................     $      17,500,000
Deutsche Bank Securities Inc. ................................     $      13,125,000
Fleet Securities, Inc. .......................................     $      13,125,000
Sun Trust Capital Markets, Inc. ..............................     $      13,125,000
--------------------------------------------------------------   -------------------

         Total................................................     $     175,000,000
--------------------------------------------------------------   -------------------

                                    EXHIBIT A

                              MATERIAL SUBSIDIARIES

MATERIAL DOMESTIC SUBSIDIARIES

Scholastic Inc.
Scholastic Book Clubs, Inc.
Grolier Incorporated


MATERIAL FOREIGN SUBSIDIARIES

None

                                                                       EXHIBIT B

       SELLING RESTRICTIONS FOR OFFERS AND SALES OUTSIDE THE UNITED STATES

     (1)(a) The Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act. Each Initial Purchaser represents and agrees that, except as otherwise permitted by Section 5(a)(i) of the Agreement to which this is an exhibit, it has offered and sold the Securities, and will offer and sell the Securities, (i) as part of their distribution at any time; and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S under the Act. Accordingly, each Initial Purchaser represents and agrees that neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and that it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Initial Purchaser agrees that, at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 5(a)(i) of the Agreement to which this is an exhibit), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

     "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and [specify closing date of the offering], except in either case in accordance with Regulation S or Rule 144A under the Act. Terms used above have the meanings given to them by Regulation S."

     (b) Each Initial Purchaser also represents and agrees that it has not entered and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its Affiliates or with the prior written consent of the Company.

     (c) Terms used in this section have the meanings given to them by Regulation S.

     (2) Each Initial Purchaser represents and agrees that (i) it has not offered or sold and, prior to the date six months after the date of issuance of the Securities, will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of the United Kingdom with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.